Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 1,253,580,823.88	0.0001381	$ 173,119.51
Fees Previously Paid
	Total Transaction Valuation:	$ 1,253,580,823.88
	Total Fees Due for Filing:			$ 173,119.51
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 173,119.51
	Net Fee Due:			$ 0.00
Offering Note
[1]	Transaction valuation estimated solely for purposes of calculating the filing fee. The transaction valuation was calculated by multiplying the product of (i) $5.39, which is the average of the high and low prices of ordinary shares of CureVac N.V. ("CureVac"), par value EUR0.12 per share ("CureVac shares") on October 15, 2025, as reported on the Nasdaq Global Market by (ii) 232,575,292, the number of CureVac shares outstanding on a fully diluted basis as of October 17, 2025. The calculation of the filing fee is based on information provided by CureVac. The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2026, effective October 1, 2025, issued August 25, 2025, by multiplying the transaction value by 0.00013810.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1		F-4	333-289468	08/11/2025		$ 173,119.51
Fee Offset Sources	2	BioNTech SE	F-4	333-289468		08/11/2025		$ 187,883.02
Explanation of the basis for claimed offset:
[1]	In connection with the Registration Statement on Form F-4 filed with the Securities and Exchange Commission on August 11, 2025 (File No. 333-289468), the registrant paid $187,883.02 with that submission.

Offset Note
[2]	In connection with the Registration Statement on Form F-4 filed with the Securities and Exchange Commission on August 11, 2025 (File No. 333-289468), the registrant paid $187,883.02 with that submission.